News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Full Year 2009 Results

	Earnings Highlights
	Quarter Ended		Year Ended
In $ millions, except per share data	12/31/09	12/31/08	12/31/09	12/31/08
Revenues	$725.5	$729.9	$2,576.1	$2,983.8
Income from Operations	29.5	87.4	123.7	461.3
Net Income[1]	1.5	62.3	42.2	354.3
Fully Diluted EPS	0.01	0.44	0.28	2.45

Adjusted EBITDA[2]	$144.3	$162.9	$458.7	$753.2

1/-	Net income attributable to ACI.

2/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
          ST. LOUIS (January 29, 2010) – Arch Coal, Inc. (NYSE: ACI) today reported net income of $42.2 million, or $0.28 per diluted share, in 2009, compared with a record $354.3 million, or $2.45 per diluted share, in 2008, when coal market conditions were stronger. Full year 2009 results include the impact of Jacobs Ranch acquisition-related charges and amortization of acquired coal supply agreements. Excluding such charges, 2009 adjusted net income was $63.3 million, or $0.42 per diluted share.
          The company also reported adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) of $458.7 million in 2009 compared with adjusted EBITDA of $753.2 million in 2008. Revenues in 2009 declined versus a year ago on lower sales volume and a lower average sales price due to the weaker economic and coal market conditions that prevailed during 2009.
          “Arch persevered through the worst power generation market in the last 60 years to maintain profitability in 2009,” said Steven F. Leer, Arch’s chairman and chief executive officer. “At the same time, we continued to focus upon our core values – setting new company records for safety and environmental compliance – while working aggressively to position the company for the next market rebound.”
          “Despite the difficult external backdrop in 2009, Arch successfully executed on its long-term growth strategy by selectively acquiring reserves and assets during the energy market trough,” continued Leer. “These transactions expanded our footprint in the northern and southern Powder River Basin, boosted our total reserve base by 1 billion tons and allowed us to create the world’s largest single coal mine, Black Thunder.”
          In the fourth quarter of 2009, Arch reported net income of $1.5 million, or $0.01 per diluted share, compared with $62.3 million, or $0.44 per diluted share, in the prior-year quarter. Inclement weather and electric outages impacted several of Arch’s operations during December 2009. Net income and earnings per share in the fourth quarter of 2008 benefited from a $19.6 million excise tax refund.
          Fourth quarter 2009 results include the impact of Jacobs Ranch acquisition-related charges and amortization of acquired coal supply agreements. Excluding such charges, fourth quarter 2009 adjusted net income was $18.2 million, or $0.11 per diluted share.
          “Looking ahead, we expect coal markets to improve as we progress through 2010, fueled by growth in global and domestic economic activity, more normal weather trends and ongoing coal supply reductions,” said Leer. “While much uncertainty remains, our goals for 2010 will be to stay disciplined in cost control and capital spending, maintain financial flexibility and continue to follow a market-based approach to production and sales. These priorities enable Arch to preserve the value of our reserve base during the bottom of a market cycle, and best position the company to drive shareholder value in a market up-cycle.”
Strategic Acquisitions
          As previously announced, Arch completed the acquisition of the nation’s third largest coal mine, Jacobs Ranch, on Oct. 1, 2009, for a total purchase price of $769 million, including final working capital adjustments. Arch financed the transaction with a combination of new debt and equity offerings issued in July of 2009.
          “We achieved our goal of successfully integrating Jacobs Ranch into Black Thunder by the end of December 2009, and have already begun to realize synergies from the combination,” said Leer. Total synergies derived from the transaction are projected to range between $45 million and $55 million annually.
          Also during the fourth quarter, Arch signed a coal lease with Great Northern Properties Limited Partnership (GNP) to secure rights to mine coal resources owned by GNP in the Otter Creek tracts of southeastern Montana. With the lease, Arch gains control of roughly 731 million tons of low-ratio, low-sulfur, sub-bituminous coal reserves in the northern Powder River Basin for a front-end bonus of $0.10 per ton, or $73.1 million, payable in equal annual installments over a five-year period, which began in 2009. The reserves are expected to support the future development of a large-scale, dragline-operated surface coal mine.
          “The lease of GNP’s Otter Creek reserves provides an attractive future growth opportunity for Arch to build a significant position in the Northern Powder River Basin coal region,” said Leer. “We believe future development of these Montana coal reserves will further strengthen Arch’s ability to competitively serve the northern U.S. power generation market, provide us with an additional supply source to export into the fast-growing Pacific Rim coal market and could eventually support a coal-conversion facility.”

Core Values
          Arch’s 2009 safety performance set a new record, surpassing the company’s previous record set in 2008. The company’s lost-time incident rate declined 12 percent from 2008 – to 0.71 incidents per 200,000 hours worked – again ranking Arch first among its major U.S. coal industry peers. Arch’s rate was one-fourth the 2009 national coal industry average. In 2009, Arch also was honored with 12 national or state awards for outstanding safety performances.
          In addition, four of Arch’s subsidiaries completed three or more consecutive years without a single lost-time injury in 2009, and the company’s flagship operation, Black Thunder, surpassed 4 million employee hours with a perfect lost-time injury record on Nov. 20, 2009.
          Arch also excelled in environmental stewardship during 2009, achieving its best year on record for compliance and again leading its major U.S. coal industry peers. Arch subsidiaries earned seven national or state awards for excellence in land reclamation, wildlife habitat enhancement and community service in the past year, including three Utah Earth Day Awards.
          “Our safety and environmental accomplishments in 2009 were outstanding,” said Leer. “In fact, we had 10 individual mines, preparation plants and facilities achieve a Perfect Zero – either zero reportable injuries or environmental violations – for an entire year,” said Leer. “At the same time, our ultimate goal is to achieve a Perfect Zero at every mine, every single year.”
Operational Results
          “All of our operating regions turned in solid performances during the fourth quarter of 2009 despite a lackluster coal market and macro environment,” said John W. Eaves, Arch’s president and chief operating officer. “Specifically, we improved fourth quarter cash costs per ton in each of our operating regions when compared with the third quarter – most dramatically in the Powder River Basin as synergies from the integration of Jacobs Ranch began to take hold.”
          “Looking ahead, we will continue to focus diligently on controlling costs while retaining production flexibility to respond to changing coal market conditions,” added Eaves. “Our goal for 2010 will be to improve upon the solid cost structure achieved in the fourth quarter of 2009.”

	Arch Coal, Inc.
	4Q09	3Q09	FY09	FY08
Tons sold (in millions)	37.9	29.1	125.0	137.8
Average sales price per ton	$18.01	$20.05	$19.51	$19.92
Cash cost per ton	$13.86	$15.75	$15.48	$14.11
Cash margin per ton	$4.15	$4.30	$4.03	$5.81
Total operating cost per ton	$16.18	$18.19	$17.88	$16.22
Operating margin per ton	$1.83	$1.86	$1.63	$3.70
Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
          Consolidated fourth quarter 2009 sales volumes increased nearly 9 million tons when compared with the third quarter due to the acquisition of Jacobs Ranch. Both consolidated average sales price and operating costs declined more than $2 per ton in the fourth quarter of 2009 versus the third quarter, primarily reflecting a larger percentage of Powder River Basin production. The company earned $1.83 per ton in consolidated operating margin in the fourth quarter of 2009 compared with $1.86 per ton in the prior-quarter period.
          Consolidated 2009 sales volume declined 9 percent versus 2008 due to planned volume reductions across Arch’s operating regions, offset by the addition of Jacobs Ranch volume. Average sales price declined $0.41 per ton in 2009 when compared with 2008, primarily due to lower pricing on metallurgical coal volume in Central Appalachia as well as a larger percentage of Powder River Basin production. Consolidated per-ton operating costs rose by $1.66 over the same time period, driven by the impact of lower planned production levels, higher hedged diesel costs as well as challenges in transitioning to a new coal seam at the West Elk mine in Colorado in the year’s first half. For full year 2009, Arch earned $1.63 per ton in consolidated operating margin compared with $3.70 per ton earned in 2008.

	Powder River Basin
	4Q09	3Q09	FY09	FY08
Tons sold (in millions)	30.1	21.5	96.1	102.6
Average sales price per ton	$11.85	$12.26	$12.43	$11.30
Cash cost per ton	$9.42	$10.04	$10.10	$9.13
Cash margin per ton	$2.43	$2.22	$2.33	$2.17
Total operating cost per ton	$10.85	$11.31	$11.43	$10.28
Operating margin per ton	$1.00	$0.95	$1.00	$1.02
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
          In the Powder River Basin, fourth quarter 2009 volumes increased meaningfully when compared with the third quarter, reflecting the addition of Jacobs Ranch volume. Fourth quarter 2009 average sales price per ton declined $0.41 from the prior-quarter period, resulting from a less favorable mix of customer shipments and lower pricing on market-priced tons. Per-ton operating costs, excluding amortization of acquired coal supply agreements, declined $0.46 over this same time period, mainly driven by synergies realized to date with the acquisition. Arch’s Powder River Basin segment earned $1.00 per ton in operating margin during the fourth quarter of 2009 compared with $0.95 per ton in the prior-quarter period.
          Full year 2009 volumes declined in line with targeted reduced production levels, offset by the acquisition of Jacobs Ranch. Average 2009 sales price per ton increased 10 percent versus 2008, benefiting from stronger contract pricing offset by lower pricing on market-priced tons. Operating costs, excluding amortization of acquired coal supply agreements, rose by 11 percent over the same time period due to the impact of lower planned production levels, higher hedged diesel costs as well as higher sales sensitive costs. Arch’s Powder River Basin operations contributed $1.00 per ton in operating margin in 2009 versus $1.02 per ton in 2008.

	Western Bituminous Region
	4Q09	3Q09	FY09	FY08
Tons sold (in millions)	4.8	4.6	16.7	20.6
Average sales price per ton	$29.38	$29.08	$29.11	$27.46
Cash cost per ton	$19.47	$20.70	$22.57	$17.83
Cash margin per ton	$9.91	$8.38	$6.54	$9.63
Total operating cost per ton	$24.28	$25.57	$27.55	$21.77
Operating margin per ton	$5.10	$3.51	$1.56	$5.69
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
          In the Western Bituminous region, fourth quarter 2009 volumes increased modestly when compared with the third quarter, while average sales price per ton increased $0.30, benefiting from a more favorable mix of customer shipments and improved coal quality at West Elk. Operating costs declined $1.29 per ton over the same time period, due to improved mining conditions at West Elk as the longwall advanced into more favorable geology as expected. Fourth quarter 2009 operating margins in the region expanded by $1.59 per ton versus the prior-quarter period.
          Full year 2009 volumes declined nearly 4 million tons versus 2008, reflecting lower production levels stemming from weak coal market conditions. Average 2009 sales price per ton increased $1.65 versus 2008, reflecting the roll-off of lower-priced sales contracts, offset by a reduction in the coal quality shipped from West Elk during the year’s first half. Per-ton operating costs increased $5.78 over the same time period, driven by the impact of lower planned production levels as well as the shift to a higher-cost coal seam at West Elk and the initial challenges of transitioning from the prior seam. Arch’s Western Bituminous operations contributed $1.56 per ton in operating margin in 2009 compared with $5.69 per ton in 2008.

	Central Appalachia
	4Q09	3Q09	FY09	FY08
Tons sold (in millions)	3.0	3.0	12.2	14.6
Average sales price per ton	$61.70	$62.44	$62.17	$69.78
Cash cost per ton	$49.31	$49.32	$48.12	$43.77
Cash margin per ton	$12.39	$13.12	$14.05	$26.01
Total operating cost per ton	$56.58	$56.50	$55.38	$50.08
Operating margin per ton	$5.12	$5.94	$6.79	$19.70
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions. These transactions are not reflected in this table.
          In Central Appalachia, fourth quarter average sales price per ton declined modestly versus the third quarter, reflecting lower pricing on steam coal sales and brokered volumes. Per-ton operating costs remained flat over the same time period. Arch’s Central Appalachian segment contributed $5.12 per ton in operating margin in the fourth quarter of 2009 compared with $5.94 per ton in the prior-quarter period.
          Volumes in Central Appalachia decreased 2.4 million tons in 2009 compared with 2008,

reflecting lower planned production levels at company-controlled operations and lower brokered volumes. Average sales price per ton declined 11 percent over the same time period, primarily driven by reduced metallurgical coal shipments and lower pricing on metallurgical coal sales. Full year 2009 per-ton operating costs increased nearly 11 percent versus 2008, largely due to the impact of lower planned production levels. Arch’s Central Appalachian operations earned $6.79 per ton in operating margin in 2009 compared with $19.70 per ton in 2008.
Coal Market Trends
          Coal markets deteriorated in 2009, largely due to significant declines in industrial demand, low natural gas prices that induced coal-to-gas switching at power generators and abnormally cool summer weather, all of which drove domestic generator stockpiles to historically high levels. Power generation declined a record 4 percent last year, with coal consumption falling 11 percent according to company estimates.
          While coal markets remained under pressure throughout much of 2009, some signs of stabilization began to emerge during the fourth quarter.
•	The outlook for metallurgical coal demand continued to improve, driven by increasing global and domestic steel utilization rates. Strength in the steel sector has traditionally pulled high-quality steam coal into metallurgical coal markets, which over time should benefit steam coal markets.

•	China became a significant net coal importer in 2009, tightening seaborne coal markets and prompting that country to contract thermal coal supply from South Africa and Colombia, traditional Atlantic market suppliers. Underpinned by strong Asian demand, South African exports to the Pacific market also grew in 2009. In particular, India imported roughly 30 percent of South African export supply last year compared with just 10 percent in 2008. This shift in global coal supply patterns should create demand pull for U.S. metallurgical and steam coal into the Atlantic and Pacific markets in 2010. Arch expects domestic U.S. exports to increase at least 10 million tons versus 2009.

•	Electric generation trends turned positive beginning in December 2009, driven by colder weather, stabilization in the industrial sector and easy comparisons with the year-ago time period. Given colder weather trends, record natural gas storage levels have declined and are now close to the five-year average. Natural gas futures pricing remains above $5 per million Btu, which should reverse the trend of coal-to-gas switching should such levels persist throughout 2010.

•	Arch estimates that coal stockpiles at U.S. power producers reached a peak of 207 million tons in November 2009, but declined approximately 12 million tons in December. Arch expects a similar draw in January 2010. While customer stockpiles remain above target, the excess inventory level is clearly responding to recent favorable power demand trends. According to third-party estimates, stockpiles of Powder River Basin coal at the end of December were roughly nine days below the national average of 78 days, representing the lowest coal stockpile levels in the country.

•	Arch estimates total domestic coal supply fell by 96 million tons in 2009, with declines in nearly all coal-producing basins. In particular, recently released MSHA data suggests that Central Appalachia produced 197 million tons last year – a decline of nearly 40 million tons versus 2008. Further rationalization of high-cost supply in that region should continue during 2010, particularly given ongoing regulatory and permitting challenges and high-priced contract roll-offs.

•	Roughly 43 million tons of new, incremental coal demand should occur between 2010 and 2012 as 13 gigawatts of new U.S. coal-fueled power plants come online. In 2009, approximately 3 gigawatts of coal-fueled capacity started up.
          “We believe that 2010 will be a transformative year for the coal industry,” said Leer. “As excess coal stockpiles are worked off at U.S. and European power plants, global coal markets are poised for a meaningful recovery.”
Production and Sales Contract Portfolio
          Arch has set its production targets in 2010, with sales volumes from company-controlled operations of between 145 million and 155 million tons for the full year. Included in this range are projected sales of 4 million to 5 million tons of metallurgical quality coal.
          In the fourth quarter, Arch selectively committed nearly 5 million tons of Powder River Basin coal for 2010 delivery at double-digit pricing on average. The company also opportunistically committed 5 million tons of Powder River Basin coal for 2011 delivery at attractive pricing levels relative to the forward curve. Additionally, Arch committed 3 million tons of Central Appalachian coal to metallurgical, pulverized coal injection (PCI) and industrial accounts for 2010 delivery at average prices that are nearly 20 percent higher than the company’s fourth quarter 2009 average realized price in the region.
          “Even in this challenging market environment, we were able to opportunistically place business that will generate incremental earnings for the company,” said Eaves. “At the same time, we remain extremely patient and selective in making substantial commitments in future years to preserve the value of our reserve base as the next market up-cycle develops.”
          Based on expected production levels and sales commitments signed in the fourth quarter of 2009, Arch now has uncommitted coal volumes of between 5 million and 8 million tons in 2010. The company also has uncommitted volumes of 70 million to 80 million tons in 2011, and uncommitted volumes of 100 million to 110 million tons in 2012. In addition, Arch has 13 million tons of coal committed but not yet priced in 2010 and roughly 20 million tons committed but not yet priced in both 2011 and 2012.
Capital Spending and Liquidity
          Arch is proactively reducing its discretionary capital spending in 2010. The company expects to spend between $200 million and $220 million for efficiency projects, maintenance capital and land and reserve additions this year. Included in the range is $25 million for the completion of the preparation plant at West Elk, which is projected to be online during the third quarter of 2010.
          “In light of weak economic conditions and dampened coal demand in 2009, Arch reduced its capital spending by 35 percent from 2008 levels,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “In 2010, we expect to build upon this rigorous capital management – with anticipated further reduction in capital spending levels – despite the addition of incremental volume from the former Jacobs Ranch mine.”
          At the end of the fourth quarter of 2009, Arch had available total liquidity of $691 million, consisting of cash on hand of $61 million and $630 million available under the company’s short-term borrowing facilities. Total debt outstanding at Dec. 31, 2009 was $1.8 billion, with a debt-to-capital ratio of 46 percent, compared with $1.3 billion in total debt and a 43 percent debt-to-capital ratio at Dec. 31, 2008.
2010 Guidance
Arch has set its 2010 earnings guidance as follows:

•	As previously stated, sales volume from company-controlled operations in the 145 million to 155 million ton range, excluding purchased coal from third parties.

•	Earnings per diluted share on a GAAP basis of between $0.37 and $0.86, which includes non-cash amortization of acquired coal supply agreements. Excluding such non-cash charges, adjusted earnings per diluted share would be in the range of $0.50 to $1.00.

•	Adjusted EBITDA in the $590 million to $710 million range.

•	As previously stated, capital spending in the $200 million to $220 million range, including reserve additions.

•	Depreciation, depletion and amortization expense (excluding non-cash amortization of acquired coal supply agreements) in the $370 million to $380 million range.
          “Looking ahead, Arch has positioned itself to capitalize on positive growth trends in global and domestic coal markets given our low-cost operational profile and unpriced sales position in outer years,” said Leer. “We firmly believe Arch’s diversified and strategic national reserve base, talented and experienced workforce and strong balance sheet should enable the company to earn substantial returns and to generate significant free cash flow in the future.”
          Based on anticipated customer shipments, Arch expects the first quarter of 2010 to be the company’s weakest operating period of the year. Beginning in the second quarter, results should benefit from higher metallurgical coal pricing and volumes, higher pricing on market-priced tons as well as a more favorable mix of customer shipments under existing contracts.
          A conference call regarding Arch Coal’s fourth quarter and full year 2009 financial results will be webcast live today at 11 a.m. E.S.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (<http://investor.archcoal.com>).
          St. Louis-based Arch Coal is the second largest U.S. coal producer, with revenues of $2.6 billion in 2009. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 8 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$725,472	$729,881	$2,576,081	$2,983,806

Costs, expenses and other
Cost of coal sales	566,778	533,663	2,070,715	2,183,922
Depreciation, depletion and amortization	88,529	75,595	301,608	293,553
Amortization of acquired sales contracts, net	19,716	73	19,623	(705)
Selling, general and administrative expenses	27,017	26,184	97,787	107,121
Change in fair value of coal derivatives and coal trading activities, net	(1,728)	10,243	(12,056)	(55,093)
Costs related to acquisition of Jacobs Ranch	6,560	—	13,726	—
Other operating income, net	(10,895)	(3,269)	(39,036)	(6,262)

	695,977	642,489	2,452,367	2,522,536

Income from operations	29,495	87,392	123,714	461,270

Interest expense, net:
Interest expense	(35,466)	(19,911)	(105,932)	(76,139)
Interest income	338	10,726	7,622	11,854

	(35,128)	(9,185)	(98,310)	(64,285)

Income (loss) before income taxes	(5,633)	78,207	25,404	396,985
Provision for (benefit from) income taxes	(7,185)	15,715	(16,775)	41,774

Net income	1,552	62,492	42,179	355,211
Less: Net income attributable to noncontrolling interest	(21)	(154)	(10)	(881)

Net income attributable to Arch Coal, Inc.	$1,531	$62,338	$42,169	$354,330

Earnings per common share
Basic earnings per common share	$0.01	$0.44	$0.28	$2.47

Diluted earnings per common share	$0.01	$0.44	$0.28	$2.45

Weighted average shares outstanding
Basic	162,358	142,770	150,963	143,604

Diluted	162,961	143,134	151,272	144,416

Dividends declared per common share	$0.09	$0.09	$0.36	$0.34

Adjusted EBITDA (A) (unaudited)	$144,279	$162,906	$458,661	$753,237

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$61,138	$70,649
Trade accounts receivable	190,738	215,053
Other receivables	40,632	43,419
Inventories	240,776	191,568
Prepaid royalties	21,085	43,780
Deferred income taxes	—	52,918
Coal derivative assets	18,807	43,173
Other	113,606	45,818

Total current assets	686,782	706,378

Property, plant and equipment, net	3,366,186	2,703,083

Other assets
Prepaid royalties	86,622	66,918
Goodwill	113,701	46,832
Deferred income taxes	354,869	294,682
Equity investments	87,268	87,761
Other	145,168	73,310

Total other assets	787,628	569,503

Total assets	$4,840,596	$3,978,964

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$128,402	$186,322
Coal derivative liabilities	2,244	10,757
Deferred income taxes	5,901	—
Accrued expenses and other current liabilities	227,716	249,203
Current maturities of debt and short-term borrowings	267,464	213,465

Total current liabilities	631,727	659,747
Long-term debt	1,540,223	1,098,948
Asset retirement obligations	305,094	255,369
Accrued pension benefits	68,266	73,486
Accrued postretirement benefits other than pension	43,865	58,163
Accrued workers’ compensation	29,110	30,107
Other noncurrent liabilities	98,243	65,526

Total liabilities	2,716,528	2,241,346

Redeemable noncontrolling interest	8,962	8,885

Stockholders’ Equity
Common stock	1,643	1,447
Paid-in capital	1,721,230	1,381,496
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	465,934	478,734
Accumulated other comprehensive loss	(19,853)	(79,096)

Total stockholders’ equity	2,115,106	1,728,733

Total liabilities and stockholders’ equity	$4,840,596	$3,978,964

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2009	2008
	(Unaudited)
Operating activities
Net income	$42,179	$355,211
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	301,608	293,553
Amortization of acquired sales contracts, net	19,623	(705)
Prepaid royalties expensed	29,746	36,227
Loss (gain) on dispositions of property, plant and equipment	310	(243)
Employee stock-based compensation expense	13,394	12,618
Changes in:
Receivables	47,794	(9,871)
Inventories	(28,518)	(13,783)
Coal derivative assets and liabilities	32,266	(41,183)
Accounts payable, accrued expenses and other current liabilities	(44,764)	21,823
Deferred income taxes	(34,668)	15,222
Other	4,010	10,268

Cash provided by operating activities	382,980	679,137

Investing activities
Capital expenditures	(323,150)	(497,347)
Payments made to acquire Jacobs Ranch	(768,819)	—
Proceeds from dispositions of property, plant and equipment	825	1,135
Purchases of investments and advances to affiliates	(10,925)	(7,466)
Additions to prepaid royalties	(26,755)	(19,764)
Consideration paid related to prior business acquisitions	(4,767)	(6,800)
Reimbursement of deposits on equipment	3,209	2,697

Cash used in investing activities	(1,130,382)	(527,545)

Financing activities
Proceeds from the issuance of long-term debt	584,784	—
Proceeds from the sale of common stock	326,452	—
Purchases of treasury stock	—	(53,848)
Net increase (decrease) in borrowings under lines of credit and commercial paper program	(85,815)	13,493
Net payments on other debt	(2,986)	(2,907)
Debt financing costs	(29,659)	(233)
Dividends paid	(54,969)	(48,847)
Issuance of common stock under incentive plans	84	6,319

Cash provided by (used in) financing activities	737,891	(86,023)

Increase (decrease) in cash and cash equivalents	(9,511)	65,569
Cash and cash equivalents, beginning of period	70,649	5,080

Cash and cash equivalents, end of period	$61,138	$70,649

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization and the amortization of acquired sales contracts, net. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition-related expenses are excluded to make results more comparable between periods. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net income	$1,552	$62,492	$42,179	$355,211
Income tax expense (benefit)	(7,185)	15,715	(16,775)	41,774
Interest expense, net	35,128	9,185	98,310	64,285
Depreciation, depletion and amortization	88,529	75,595	301,608	293,553
Amortization of acquired sales contracts, net	19,716	73	19,623	(705)
Costs related to acquisition of Jacobs Ranch	6,560	—	13,726	—
Net income attributable to noncontrolling interest	(21)	(154)	(10)	(881)

Adjusted EBITDA	$144,279	$162,906	$458,661	$753,237

Adjusted net income and adjusted diluted earnings per common share
Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition-related expenses and are not measures of financial performance in accordance with generally accepted accounting principles. Adjustments made to arrive at these amounts are significant in understanding and assessing our financial condition. Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles. We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of future results.

	Three Months Ended	Year Ended
	December 31, 2009	December 31, 2009
	(Unaudited)

Net income attributable to Arch Coal	$1,531	$42,169

Amortization of acquired sales contracts, net	19,716	19,623
Costs related to acquisition of Jacobs Ranch	6,560	13,726
Tax impact of adjustments	(9,590)	(12,172)

Adjusted net income attributable to Arch Coal	$18,217	$63,346

Diluted weighted average shares outstanding	162,961	151,272

Adjusted diluted earnings per share	$0.11	$0.42

Reconciliation of 2010 Targets
Adjusted EBITDA

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal, Inc.	$60,000	$140,000
Income tax expense (benefit)	(14,000)	17,000
Interest expense, net	140,000	137,000
Depreciation, depletion and amortization	370,000	380,000
Amortization of acquired sales contracts, net	34,000	36,000

Adjusted EBITDA	$590,000	$710,000

Adjusted net income and adjusted diluted earnings per share

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$60,000	$140,000

Amortization of acquired sales contracts, net	34,000	36,000
Tax impact of adjustments	(12,410)	(13,140)

Adjusted net income attributable to Arch Coal	$81,590	$162,860

Diluted weighted average shares outstanding	163,000	163,000

Adjusted diluted earnings per share	$0.50	$1.00